Northrim News	EXHIBIT 99.1

Headquarters: 3111 C Street, Anchorage, AK 99503 For Immediate Release	Date: October 15, 2003 Contact: Chris Knudson EVP & COO Phone: (907) 261-3304

Northrim BanCorp, Inc. Reports Net Income Increased 22% to $2.7 Million
for the Third Quarter 2003

ANCHORAGE, AK—October 15, 2003—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the third quarter of 2003 increased 22% to $2.7 million, from $2.2 million for the same period last year. Diluted earnings per share were $0.44, a 26% increase from $0.35 per share in the like period of 2002. For the nine-month period ended September 30, 2003, the company’s net income was $7.9 million, up 27% from $6.2 million for the same period in 2002. Diluted earnings per share for the first nine months of 2003 were $1.27, a 30% increase from $0.98 per share in the like period of 2002.

Total assets at September 30, 2003, were $736 million, up 4% from $709 million a year ago. Total average assets for the third quarter ended September 30, 2003, were $726 million, up 11% from $652 million for the same period a year ago. Total portfolio loans, which exclude loans for sale, grew 14% to $583 million, compared to $512 million at September 30, 2002. Commercial loans accounted for approximately one-half of the loan growth, increasing $38 million to $220 million, or 21%, from $182 million at September 30, 2002. The remainder of the loan growth was split between construction loans and commercial real estate term loans. A majority of the company’s commercial real estate loans have periodic re-pricing features and maturities of 10 years or less.

Deposits increased 2% to $644 million, up from $634 million a year ago. Total average deposits for the third quarter ended September 30, 2003, were $633 million, up 10% from $578 million for the same period a year ago. The main areas of deposit growth were non-interest bearing demand deposits and interest-bearing demand deposits, which increased 28% and 9%, respectively. Money market deposits, savings deposits, and time deposits decreased 15%, 3%, and 2%, respectively. “We are pleased with the strength of our demand deposits which have provided a steady source of funding for the growth in our loan portfolio,” said Chris Knudson, executive vice president and COO.

Net interest income, before the provision for loan losses, increased 10% to $10 million for the third quarter of 2003, from $9.1 million for the same period last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the third quarter of 2003 equaled 5.92%, which was equal to the 5.92% margin in the third quarter of 2002.

At September 30, 2003, the allowance for loan losses was $9.9 million, or 1.70% of portfolio loans and 96% of non-performing loans. A year ago, the allowance for loan losses was $8.3 million, or 1.61% of portfolio loans and 148% of non-performing loans. The provision for loan losses for the quarter ended September 30, 2003, increased 40% to $1.4 million from $980,000 in the third quarter a year ago.

Net loan charge-offs for the third quarter of 2003 were $842,000, versus charge-offs of $271,000 for the third quarter of 2002. Net loan charge-offs for the first nine months of 2003 were $1.3 million, compared to $801,000 in net loan charge-offs for the same period in 2002. Non-performing assets totaled $10.4 million, or 1.42% of total assets, at September 30, 2003, up from $5.6 million, or 0.79% of assets at September 30, 2002. The increase in non-performing assets at September 30, 2003, resulted in large part from the remaining portions of one relationship being categorized as non-performing and the inclusion of three larger commercial loans in the non-performing category. These loans comprise 59% of the non-performing loan totals. “We have reviewed these loans and taken what we believed to be an appropriate charge-off that reflected the loss exposure at the time that they were transferred to a non-performing category,” said Marc Langland, chairman and CEO. “We believe that the carrying value for these loans is appropriate.”

Other operating income increased 34% to $1.9 million in the third quarter of 2003 due primarily to an increase in earnings from Northrim’s affiliated mortgage company and also due in part to an increase in the gain on the sale of securities. Earnings from the affiliate increased $516,000 to $1 million in the third quarter of 2003, from income of $502,000 for the

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Page Two—Northrim BanCorp, Inc. Third Quarter 2003 Earnings—October 15, 2003

same period last year. Gain on sale of securities increased $95,000 to $155,000 in the third quarter of 2003, from a gain of $60,000 for the same period last year. “The housing market and the refinance business has benefited from historically low interest rates,” Langland said. “In September, these rates began to rise which will likely have the effect of decreasing refinance activity if that trend continues in the future.”

Other operating expense was $6.2 million in the third quarter of 2003, an increase of 5% from the $5.9 million expense in the same period in 2002. The efficiency ratio was 50.9% for the third quarter of 2003, an improvement from 55.2% for the same period a year ago.

In the third quarter of 2003, the company’s return on average assets (ROA) was 1.49%, compared to 1.35% in the same quarter a year ago. Return on average equity was 15% in the quarter, compared to 13.6% in 2002. The company has continued to repurchase shares of its common stock according to the plan that it announced in September 2002 in which it stated its intention to repurchase 5% of its outstanding shares of common stock, or approximately 306,000 shares. Since that time, the company has repurchased 224,800 shares with 13,800 shares repurchased in the third quarter of this year.

The ratio of total capital to risk adjusted assets was 12.6% at September 30, 2003, compared to 11.5% one year ago. The company’s capital ratios were favorably impacted when it completed an $8 million offering of trust preferred securities in May of this year. Although they are classified as liabilities on the company’s balance sheet, these securities are included in capital for regulatory purposes due to the fact that they are a form of subordinated debt.

Tangible book value per share was $10.93 at September 30, 2003, compared to $9.67 one year ago. Shareholders’ equity increased 9% to $72.5 million, and book value per share increased to $12.11 from $10.90 in the same period last year.

Northrim BanCorp, Inc. is the parent company of Northrim Bank. Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

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Page Three—Northrim BanCorp, Inc. Third Quarter 2003 Earnings—October 15, 2003

Income Statement
(Dollars in thousands, except per share data)

	Quarter Ended September 30:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$10,908	$10,660	2%
Interest on portfolio investments	668	862	-23%
Interest on overnight investments	26	65	-60%

Total interest income	$11,602	$11,587	0%
Interest Expense:
Interest expense on deposits	1,458	2,467	-41%
Interest expense on borrowings	155	61	154%

Total interest expense	1,613	2,528	-36%

Net interest income	9,989	9,059	10%
Provision for loan losses	1,373	980	40%

Net interest income after provision for loan losses	8,616	8,079	7%
Other Operating Income:
Service charges on deposit accounts	460	444	4%
Earning from mortgage affiliate	1,018	502	103%
Other income	447	490	-9%

Total other operating income	1,925	1,436	34%
Other Operating Expense:
Salaries and other personnel expense	3,726	3,292	13%
Occupancy, net	502	513	-2%
Equipment expense	361	322	12%
Intangible asset amortization expense	92	92	0%
Other expense	1,469	1,665	-12%

Total other operating expense	6,150	5,884	5%
Income before income taxes	4,391	3,631	21%
Provision for income taxes	1,672	1,404	19%

Net income	$2,719	$2,227	22%

Basic EPS	$0.46	$0.36	28%
Diluted EPS	$0.44	$0.35	26%
Average basic shares	5,962,366	6,122,323	-3%
Average diluted shares	6,218,140	6,290,699	-1%

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Page Four—Northrim BanCorp, Inc. Third Quarter 2003 Earnings—October 15, 2003

FINANCIAL DATA

Income Statement
(Dollars in thousands, except per share data)

	Nine Months Ended September 30:

	2003	2002	% Change

	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$32,056	$30,098	7%
Interest on portfolio investments	2,190	2,884	-24%
Interest on overnight investments	87	145	-40%

Total interest income	34,333	33,127	4%
Interest Expense:
Interest expense on deposits	4,788	7,730	-38%
Interest expense on borrowings	337	155	117%

Total interest expense	5,125	7,885	-35%

Net interest income	29,208	25,242	16%
Provision for loan losses	2,738	1,855	48%

Net interest income after provision for loan losses	26,470	23,387	13%
Other Operating Income:
Service charges on deposit accounts	1,384	1,258	10%
Earnings from mortgage affiliate	2,368	1,055	124%
Other income	1,122	1,328	-16%

Total other operating income	4,874	3,641	34%
Other Operating Expense:
Salaries and other personnel expense	10,469	9,511	10%
Occupancy, net	1,489	1,460	2%
Equipment expense	1,109	1,068	4%
Intangible asset amortization expense	276	276	0%
Other expense	5,180	4,819	7%

Total other operating expense	18,523	17,134	8%
Income before income taxes	12,821	9,894	30%
Provision for income taxes	4,922	3,692	33%

Net income	$7,899	$6,202	27%

Basic EPS	$1.32	$1.01	31%
Diluted EPS	$1.27	$0.98	30%
Average basic shares	5,986,253	6,117,452	-2%
Average diluted shares	6,206,154	6,331,329	-2%

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Page Five—Northrim BanCorp, Inc. Third Quarter 2003 Earnings—October 15, 2003

Balance Sheet
(Dollars in thousands, except per share data)

	September 30,	December 31,	September 30,	Annual
	2003	2002	2002	% Change

	(unaudited)		(unaudited)	(unaudited)
Assets:
Cash and due from banks	$27,675	$28,078	$31,348	-12%
Overnight investments	32,222	37,502	59,918	-46%
Portfolio investments	62,882	81,279	81,304	-23%
Loans for sale	2,566	7,437	4,782	-46%
Portfolio loans	583,233	527,553	511,887	14%
Allowance for loan losses	(9,915)	(8,476)	(8,254)	20%

Net loans	575,884	526,514	508,415	13%
Premises and equipment, net	11,154	10,481	6,408	74%
Intangible assets	7,094	7,370	7,462	-5%
Other non-interest earning assets	19,148	13,025	13,896	38%

Total assets	$736,059	$704,249	$708,751	4%

Liabilities and Shareholders’ Equity:
Demand deposits	$178,850	$151,780	$139,931	28%
Interest-bearing demand	55,980	53,365	51,589	9%
Savings deposits	100,160	104,568	103,754	-3%
Money market deposits	144,993	154,232	170,446	-15%
Time deposits	164,188	162,470	167,935	-2%

Total deposits	644,171	626,415	633,655	2%
Borrowings	5,646	6,365	5,271	7%
Trust preferred securities	8,000	—	—	N/M
Other liabilities	5,744	3,096	3,437	67%

Total liabilities	663,561	635,876	642,363	3%
Shareholders’ equity	72,498	68,373	66,388	9%

Total liabilities and equity	$736,059	$704,249	$708,751	4%

Average Quarter Balances - unaudited
Loans	$596,018	$532,266	$519,628	15%
Total earning assets	673,451	645,657	610,085	10%
Total assets	726,030	694,683	652,378	11%
Non-interest bearing deposits	165,756	152,850	138,647	20%
Interest bearing deposits	466,796	464,676	438,889	6%
Total deposits	632,552	617,526	577,536	10%
Shareholders’ equity	$71,740	$66,802	$64,986	10%

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Page Six—Northrim BanCorp, Inc. Third Quarter 2003 Earnings—October 15, 2003

Other Data
(Dollars in thousands, except per share data)

	September 30,	December 31,	September 30,
	2003	2002	2002

	(unaudited)	(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$7,043	$4,717	$3,291
Loans 90 days past due	2,666	1,019	635
Restructured loans	639	—	1,667

Total non-performing loans	10,348	5,736	5,593
Other real estate owned	99	—	—

Total non-performing assets	$10,447	$5,736	$5,593

Non-performing loans / portfolio loans	1.77%	1.09%	1.09%
Non-performing assets / assets	1.42%	0.81%	0.79%
Allowance for loan losses / portfolio loans	1.70%	1.61%	1.61%
Allowance / non-performing loans	95.82%	147.77%	147.58%
Loan charge-offs, net for the quarter	$842	$1,018	$271
Loan charge-offs, net year-to-date	$1,299	$1,819	$801
Net loan charge-offs / average loans, annualized	0.31%	0.36%	0.21%
Other Data (At quarter end):
Book value per share	$12.11	$11.22	$10.90
Tangible book value per share	$10.93	$10.01	$9.67
Tier 1 / Risk Adjusted Assets	11.33%	10.25%	10.25%
Total Capital / Risk Adjusted Assets	12.58%	11.50%	11.50%
Tier 1 /Average Assets	10.10%	8.65%	8.96%
Shares outstanding	5,984,318	6,094,536	6,092,812
Unrealized gain (loss) on AFS securities, net of income taxes	$846	$1,204	$1,131
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.92%	5.83%	5.92%
Efficiency ratio*	50.85%	53.11%	55.19%
Return on average assets	1.49%	1.34%	1.35%
Return on average equity	15.04%	13.90%	13.60%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	6.10%	5.82%	5.82%
Efficiency ratio*	53.54%	56.92%	58.37%
Return on average assets	1.52%	1.33%	1.32%
Return on average equity	15.14%	13.32%	13.12%

*excludes intangible asset amortization expense

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